Exhibit 99.2  -  Management Assertion as to compliance with minimum
		 servicing standards for the year ended December 31, 2005

a)

[National City logo]	National City Mortgage Co.
			A Subsidiary of National City Bank of Indiana
			3232 Newmark Drive Miamisburg, Ohio 45342
			Telephone: (937) 910-1200

			Mailing Address:
			P.O. Box 1820
			Dayton, Ohio 45401-1820

Management's Assertion on Compliance with the Specified Minimum Servicing Standards Set Forth in the Uniform Single Attestation Program for Mortgage Bankers

Report of Management

We, as members of management of National City Mortgage Co. (NCM), are responsible for complying with the servicing standards identified in the attached Exhibit A (specified minimum servicing standards) as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards. We have performed an evaluation of NCM's compliance with the specified minimum servicing standards as of December 31, 2005 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2005, NCM complied, in all material respects, with the specified minimum servicing standards set forth in the USAP.

As of December 31, 2005 and for the year then ended, NCM had in effect a fidelity bond policy in the amount of $200 million and an errors and omissions policy in the amount of $250 million.

/s/ Steven M. Scheid
Steven M. Scheid
Senior Vice President

/s/ T. Jackson Case, Jr.
T. Jackson Case, Jr.
Executive Vice President

March 1, 2006



Exhibit A

Specified Minimum Servicing Standards

I.	Custodial Bank Accounts

	1.	Reconciliations shall be prepared on a monthly basis for all
		custodial bank accounts and related bank clearing accounts. These reconciliations shall:

		a.	be mathematically accurate;

		b.	be prepared within forty-five (45) calendar days after the
			cutoff date.  The cutoff date is the date as of which a bank
			account is reconciled every month.  It may, or may not,
			coincide with a prescribed investor reporting date but shall
			be consistent from period to period;

                c. be reviewed and approved by someone other than the person who prepared the reconciliation; and

		d.	document explanations for reconciling items.  These
			reconciling items shall be resolved within ninety (90) calendar days of their original identification.

	2.	Funds of the servicing entity shall be advanced in cases where
		there is an overdraft in an investor's or a mortgagor's account.

	3.	Each custodial account shall be maintained at a federally insured
		depository institution in trust for the applicable investor.

	4.	Escrow funds held in trust for a mortgagor shall be returned to the
		mortgagor within thirty (30) calendar days of payoff of the
		mortgage loan.

II.	Mortgage Payments

	1.	Mortgage payments shall be deposited into the custodial bank
		accounts and related bank clearing accounts within two (2) business
		days of receipt.

	2.	Mortgage payments made in accordance with the mortgagor's loan
		documents shall be posted to the applicable mortgagor records within two (2) business days of receipt.

	3.	Mortgage payments shall be allocated to principal, interest,
		insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

	4.	Mortgage payments identified as loan payoffs shall be allocated in
		accordance with the mortgagor's loan documents.


Exhibit A

Specified Minimum Servicing Standards (continued)

III.	Disbursements

	1.	Disbursements made via wire transfer on behalf of a mortgagor or
		investor shall be made only by authorized personnel.

	2.	Disbursements made on behalf of a mortgagor or investor shall be
		posted within two (2) business days to the mortgagor's or investor's
		records maintained by the servicing entity.

	3.	Tax and insurance payments shall be made on or before the penalty or
		insurance policy expiration dates, as indicated on tax bills and
		insurance premium notices, respectively, provided that such support
		has been received by the servicing entity at least thirty (30)
		calendar days prior to these dates.

	4.	Any late payments penalties paid in conjunction with the payment of
		any tax bill or insurance premium notice shall be paid from the
		servicing entity's funds and not charged to the mortgagor, unless
		the late payment was due to the mortgagor's error or omission.

	5.	Amounts remitted to investors per the servicer's investor reports
		shall agree with cancelled checks, or other form of payment, or custodial bank statements.

	6.	Unissued checks shall be safeguarded so as to prevent unauthorized
		access.

IV.	Investor Accounting and Reporting

	1.	The servicing entity's investor reports shall agree with, or
		reconcile to, investors' records on a monthly basis as to the total
		unpaid principal balance and number of loans serviced by the
		servicing entity.

V.	Mortgagor Loan Accounting

	1.	The servicing entity's mortgage loan records shall agree with, or
		reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

	2.	Adjustments on adjustable rate mortgage (ARM) loans shall be
		computed based on the related mortgage note and any ARM rider.

	3.	Escrow accounts shall be analyzed, in accordance with the
		mortgagor's loan documents, on at least an annual basis.


Exhibit A

Specified Minimum Servicing Standards (continued)

V.	Mortgagor Loan Accounting (continued)

	4.	Interest on escrow accounts shall be paid, or credited, to
		mortgagors in accordance with the applicable state laws.

VI.	Delinquencies

	1.	Records documenting collection efforts shall be maintained during
		the period a loan is in default and shall be updated at least
		monthly.  Such records shall describe the entity's activities in
		monitoring delinquent loans including, for example, phone calls,
		letters and mortgage payments rescheduling plans in cases where the
		delinquency is deemed temporary (i.e., illness or unemployment).

VII.	Insurance Policies

	1.	A fidelity bond and errors and omissions policy shall be in effect
		on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.

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b)

[Wells Fargo Home Mortgage. logo]  		          1 Home Campus
						          Des Moines, IA 50328



          Assertion of Management of Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.



As of and for the year ended December 31, 2005, Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A. (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.

As of and for this same period, the Company had in effect a fidelity bond along with an errors and omissions policy in the amounts of $100 million and $20 million, respectively.




/s/ Michael J. Heid                                           February 21,2006
Michael J. Heid, Division President, Capital Markets, Finance, & Administration Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.


/s/ Franklin R. Codel 					      February 21,2006
Franklin R. Codel, Executive Vice President, Finance and Corporate Real Estate Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.


/s/ Mary Coffin         				      February 21,2006
Mary Coffin, Executive Vice President, Servicing & Post Closing
Wells Fargo Home Mortgage, a division of Wells Fargo Bank, NA.


/s/ Cara K. Heiden         				      February 21,2006
Cara K. Heiden, Division President, Nat'l Consumer & Institutional Lending Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.